Exhibit 99.2

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:	Telephone (214) 969 5530	OFFICERS:
JOHN R. NORRIS III		TYLER L. GLOVER
DAVID E. BARRY		ROBERT J. PACKER

Texas Pacific Land Trust Postpones Special Meeting until May 22, 2019

Confirms Receipt of Nomination Notice from SoftVest

Shareholders are not Required to Take any Action at This Time

DALLAS, TX (March 25, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust” or “Texas Pacific”) confirms that it has received a notice from SoftVest, L.P. nominating its own principal, Eric L. Oliver, as a candidate for election as trustee (the “Trustees”) at the Trust’s upcoming special meeting of holders of sub-share certificates (the “Special Meeting”).

In light of the nomination notice, the Trust has postponed the date of its Special Meeting, which was originally scheduled to be held on May 8, 2019, until May 22, 2019. The previously announced record date for the Special Meeting of March 28, 2019 remains unchanged. The postponement is intended to provide the Trustees with sufficient time to consider the nomination notice and give shareholders the opportunity to fully consider the changed circumstances in order to make an informed voting decision.

The Trustees and management have overseen expansive growth, which has created tremendous value for shareholders as evidenced by total shareholder returns of 484% since January 1, 2016 (through close of business on March 21, 2019), substantially outperforming its peers and the overall market.

The Trustees will present their formal recommendation regarding nominees in the Trust’s definitive proxy statement and other proxy materials, which will be filed with the Securities and Exchange Commission (the “SEC”) and mailed to all shareholders eligible to vote at the Special Meeting.

Shareholders are not required to take action at this time. Shareholders may direct any questions they have to the contact information at the end of this release.

Stifel is acting as financial advisor, Sidley Austin LLP is acting as legal counsel and MacKenzie Partners is acting as proxy solicitor to the Trust.

About Texas Pacific Land Trust

Texas Pacific is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. Texas Pacific was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable certificates of proprietary interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner.

Additional Information and Where to Find It

Texas Pacific, its trustees and certain of its executive officers are participants in the solicitation of proxies from holders of Texas Pacific sub-share certificates in connection with the matters to be considered at the Trust’s upcoming Special Meeting. Texas Pacific intends to file a proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from holders of Texas Pacific sub-share certificates.

HOLDERS OF TEXAS PACIFIC SUB-SHARE CERTIFICATES ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Exhibit 99.1 to the DEFA14A filed with the SEC on March 25, 2019 (“Exhibit 99.1”) contains information regarding the direct and indirect interests, by security holdings or otherwise, of Texas Pacific’s trustees and executive officers in Texas Pacific’s securities. In the event that holdings of Texas Pacific securities change from the amounts printed in such Exhibit 99.1, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through Texas Pacific’s website at www.tpltrust.com in the section “SEC Filings” or through the SEC’s website at www.sec.gov. Information can also be found in Texas Pacific’s other SEC filings, including Texas Pacific’s most recently filed Annual Report on Form 10-K. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Special Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Texas Pacific with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Texas Pacific’s website at www.tpltrust.com.

Forward-Looking Statements

This press release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs

(713) 343-0427

sri@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman

(212) 929-5364

pschulman@mackenziepartners.com